Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP of IR and Corporate Communications, 516-677-0200 x 1472

Media Contact: Fran Brennen, Senior Director of Marcom, 516-667-0200 x1222

VEECO REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

WOODBURY, NY, July 24, 2006 — Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the second quarter ended June 30, 2006. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items. Investors should refer to the attached table for further details of the reconciliation of GAAP operating income to earnings excluding certain items.

Second Quarter 2006 Highlights

•                  Revenue was $111.6 million, an 8% increase over the second quarter of 2005 and above Veeco’s guidance of $105-110 million.

•                  Bookings were $143.2 million, up 21% from the second quarter of 2005 and above Veeco’s guidance of $125-130 million.

•                  Gross margin was 44.5%, up 250 basis points compared to the second quarter of 2005;

•                  Second quarter earnings before interest, taxes and amortization (EBITA), was $9.6 million, up 58% from the second quarter of 2005.

•                  Net income was $3.0 million, or $0.10 per share (GAAP), compared to a loss of ($0.4) million, or ($0.02) per share, last year, and above guidance of $0.02 to $0.08 per share.

•                  Earnings per share excluding certain items was $0.18 compared to $0.09 last year, and above guidance of $0.12 to $0.16 per share.

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “We are pleased to report strong second quarter Veeco performance. Increased revenues, orders and EBITA all exceeded prior year and guidance. In addition, Veeco’s increased backlog supports our improved second half 2006 revenue expectations.”

“Veeco’s second quarter orders increased to $143.2 million, up 21% from prior year and up 13% sequentially from the first quarter,” continued Mr. Braun. “Strong orders were driven by continued double digit market growth in the data storage and high brightness light emitting diode (HB-LED) sectors. Veeco’s data storage orders were a record $71.4 million, up 18% from the prior year, and HB-LED/wireless orders were $27.4 million, up 106% from the prior year, reflecting market growth in embedded storage in consumer electronics, continued investment in perpendicular recording technology, and the beginning of HB-LED backlighting of small area flat panel displays. We see continued acceptance for new Veeco products in our Process Equipment and Metrology segments.”

Second Quarter 2006 Summary

Veeco’s revenues for the second quarter of 2006 were $111.6 million, compared to $103.4 million in the second quarter of last year. Second quarter 2006 operating income was $5.6 million, compared with operating income of $2.0 million in the second quarter of 2005. Veeco’s second quarter 2006 EBITA was $9.6 million, compared to $6.1 million in the second quarter of last year. Second quarter net income was $3.0 million, or $0.10 per share, compared to a loss of ($0.4) million, or ($0.02) per share, in the second quarter of 2005. Excluding amortization in both periods and using a 35% tax rate, second quarter 2006 earnings were $0.18 per share, compared to earnings per share of $0.09 in 2005. Stock option expense is included in these 2006 amounts as required by SFAS 123R. Details of revenues and bookings appear in the following tables.

Q2 2006 Revenues

Segment Analysis	$Millions	%
Process Equipment	$67.3	60%
Metrology	44.3	40%
Total	$111.6	100%

Market Analysis	%
Data Storage	48%
Semiconductor	11%
HB-LED/Wireless	16%
Scientific Research	25%
Total	100%

Regional Analysis	%
N. America	29%
Europe	14%
Japan	10%
APAC	47%
Total	100%

Q2 2006 Bookings

Segment Analysis	$Millions	%
Process Equipment	$94.3	66%
Metrology	48.9	34%
Total	$143.2	100%

Market Analysis	%
Data Storage	50%
Semiconductor	14%
HB-LED/Wireless	19%
Scientific Research	17%
Total	100%

Regional Analysis	%
N. America	36%
Europe	7%
Japan	14%
APAC	43%
Total	100%

Veeco’s second quarter book-to-bill ratio was 1.28 to 1.0.

First Six Months 2006 Summary

Veeco’s revenues for the first six months of 2006 were $205.6 million, compared to $197.3 million in the first six months of 2005. Operating income for the first half of 2006 was $7.2 million, compared to $0.2 million in the same period last year. Veeco’s six month 2006 EBITA was $15.3 million, compared to $8.7 million in the first six months of last year. Net income for the first six months of 2006 was $2.8 million, or $0.09 per share, compared to a net loss of ($5.2) million, or ($0.17) per share, last year. Excluding amortization in both periods, the one time gain of $0.3 million in 2006, and using a 35% tax rate, earnings per share for the first six months of 2006 were $0.27 compared to earnings per share of $0.10 in the same period last year. Stock option expense is included in these 2006 amounts as required by SFAS 123R. Details of revenues and bookings appear in the following tables.

First 6 Months ‘06 Revenues

Segment Analysis	$Millions	%
Process Equipment	$120.6	59%
Metrology	85.0	41%
Total	$205.6	100%

Market Analysis	%
Data Storage	45%
Semiconductor	12%
HB-LED/Wireless	16%
Scientific Research	27%
Total	100%

Regional Analysis	%
N. America	31%
Europe	17%
Japan	13%
APAC	39%
Total	100%

First 6 Months ‘06 Bookings

Segment Analysis	$Millions	%
Process Equipment	$177.8	66%
Metrology	92.1	34%
Total	$269.9	100%

Market Analysis	%
Data Storage	53%
Semiconductor	11%
HB-LED/Wireless	19%
Scientific Research	17%
Total	100%

Regional Analysis	%
N. America	33%
Europe	10%
Japan	11%
APAC	46%
Total	100%

Veeco’s first half 2006 book-to bill ratio was 1.31 to 1.00.

Outlook

Regarding Veeco’s outlook for 2006, Mr. Braun commented, “We now anticipate that our revenue and earnings growth will slightly exceed our prior 2006 forecast. On the strength of strong first half bookings and increased backlog, we are raising our estimate of 2006 revenues to $455 to $465 million. While we are encouraged by continued positive business conditions across our served end markets, we expect some normal seasonality in orders for the third quarter. Veeco is well positioned to benefit from multi-year growth opportunities tied to the hard drive industry’s transition to perpendicular recording, new applications for LEDs, and continued broad-based use of Veeco’s metrology solutions across data storage, semiconductor and scientific research markets.”

Veeco currently expects third quarter 2006 revenues to be between $125-130 million. Veeco’s earnings per share is currently forecasted to be between $0.23-$0.29 on a GAAP basis and $0.25-$0.30 on a non-GAAP basis (excluding amortization of $4.0 million and using a 35% tax rate). Stock option expense is included in both of these forecasted amounts as required by SFAS 123R. Veeco’s bookings for the third quarter of 2006 are currently expected to be between $115-$130 million, influenced by normal third quarter seasonality. Veeco currently expects orders to increase in the fourth quarter.

Veeco will host an investor conference call today, Monday, July 24, 2006 at 5:00 pm Eastern Time at 800-474-8920 (toll free) or 719-457-2727. The call will also be webcast live on the Veeco website at www.veeco.com. A replay of the call will be available beginning at 8:00 pm ET tonight through midnight on August 24, 2006 at 1 (888) 203-1112 or 1 (719) 457-0820, using passcode 7443837, or on the Veeco website.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market conditions, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, future disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the challenges of volatility in end market conditions and the cyclical nature of the data storage, semiconductor, HB-LED/wireless and scientific research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2005, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

- financial tables attached -

Veeco Instruments Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales	$111,635	$103,415	$205,553	$197,265
Cost of sales	61,923	59,989	114,072	116,307
Gross profit	49,712	43,426	91,481	80,958

Costs and expenses:
Selling, general and administrative expense	24,996	21,435	46,326	41,606
Research and development expense	15,252	15,863	29,838	30,687
Amortization expense	3,989	4,026	8,004	8,516
Other (income) expense, net	(132)	70	67	(28)

Operating income	5,607	2,032	7,246	177

Interest expense, net	1,149	1,959	2,527	4,105
Gain on extinguishment of debt	—	—	(330)	—

Income (loss) before income taxes	4,458	73	5,049	(3,928)

Income tax provision	1,433	522	2,266	1,223
Net income (loss)	$3,025	$(449)	$2,783	$(5,151)

Income (loss) per common share:
Net income (loss) per common share	$0.10	$(0.02)	$0.09	$(0.17)
Diluted net income (loss) per common share	$0.10	$(0.02)	$0.09	$(0.17)

Weighted average shares outstanding	30,322	29,863	30,208	29,859
Diluted weighted average shares outstanding	31,254	29,863	30,946	29,859

Veeco Instruments Inc. and Subsidiaries
Reconciliation of operating income to earnings excluding certain items
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006		2005
Operating income	$5,607	$2,032	$7,246		$177

Adjustments:

Amortization expense	3,989	4,026	8,004		8,516

Earnings before interest, income taxes and amortization, excluding certain items (“EBITA”)	9,596	6,058	15,250		8,693

Interest expense, net	1,149	1,959	2,527		4,105

Gain on extinguishment of debt	—	—	(330	)(1)	—

Adjustment to exclude gain on extinguishment of debt	—	—	330		—

Earnings excluding certain items before income taxes	8,447	4,099	12,723		4,588

Income tax provision at 35%	2,956	1,435	4,453		1,606

Earnings excluding certain items	$5,491	$2,664	$8,270		$2,982

Earnings excluding certain items per diluted share	$0.18	$0.09	$0.27		$0.10

Diluted weighted average shares outstanding	31,254	30,003	30,946		30,017

(1)             During the first quarter of 2006, the Company repurchased $20.0 million aggregate principal amount of its 4.125% convertible subordinated notes. As a result of this repurchase, the amount of convertible subordinated notes outstanding was reduced to $200.0 million, and the Company recorded a gain from the early extinguishment of debt in the amount of $0.6 million, offset by a $0.3 million proportionate reduction in the related deferred financing costs for a net gain of $0.3 million.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$116,029	$124,499
Accounts receivable, net	88,673	89,230
Inventories, net	96,144	88,904
Prepaid expenses and other current assets	12,002	9,640
Deferred income taxes	3,309	2,870
Total current assets	316,157	315,143

Property, plant and equipment, net	72,317	69,806
Goodwill	99,622	99,622
Other assets, net	75,959	83,289
Total assets	$564,055	$567,860

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,129	$31,289
Accrued expenses	46,848	51,169
Deferred profit	685	537
Income taxes payable	2,145	2,123
Current portion of long-term debt	387	375

Total current liabilities	88,194	85,493

Deferred income taxes	1,671	1,048
Long-term debt	209,008	229,205
Other non-current liabilities	3,374	3,527
Total non-current liabilities	214,053	233,780

Shareholders’ equity	261,808	248,587
Total liabilities and shareholders’ equity	$564,055	$567,860